FIRST AMENDMENT TO THE
OASIS PETROLEUM INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan, as amended from time to time (the “Plan”), is made effective as of May 4, 2015 (the “Amendment Effective Date”), by Oasis Petroleum Inc. (the “Company”), subject to approval by the Company’s stockholders.
W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan to increase the number of shares of the Company’s common stock available for awards under the Plan, with the approval of the Company’s stockholders;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to increase the total number of shares of its common stock reserved for issuance in connection with awards to be granted under the Plan in order to ensure that sufficient shares of the Company’s common stock are available for future grants and to further the purposes of the Plan;
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to provide that shares of its common stock subject to options or stock appreciation rights that are withheld or tendered to pay the exercise price of the Award or to satisfy any tax withholding obligation related to the Award or that are covered by an option or stock appreciation right that is exercised shall not be available for reissuance under the Plan; and
WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2015 Annual Meeting, to increase the number of shares of common stock available for grant under the Plan by 1,350,000 shares and to provide for restrictions on shares that may be reissued under the Plan.
NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.    Section 2 of the Plan is hereby amended to add the following definition as Section 2(hh):

(hh)    “Full Value Award” shall mean any Award other than an (i) Option, (ii) Stock Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares determined as of the date of grant.

2.    Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan, since its original inception, shall not exceed 8,550,000 shares, and such total will be available for the issuance of Incentive Stock Options.

3.    Section 4(c) of the Plan is hereby deleted in its entirety and replaced with the following:

(c)Availability of Shares Not Issued under Awards.  Shares of Stock subject to an Award under the Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated, including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered in payment of any taxes related to a Full Value Award, in each case, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.  Notwithstanding the foregoing, with respect to any Option, Stock Appreciation Right, or other Award for which a Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Stock determined as of the date of grant, the following shares will not, in each case, be available for future Awards under the Plan: (i) shares tendered or withheld in payment of any exercise or purchase price of such Award or taxes relating to such Award, (ii) shares that were subject to such Award that was exercised, or (iii) shares repurchased on the open market with the proceeds of such Award’s exercise price.  If an Award may be settled only in cash, such Award need not be counted against any of the share limits under this Section 4 but will remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code.
RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.